FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER FISCAL 2018 FINANCIAL RESULTS AND
ADDITIONAL DETAILS ON SALE OF SPECIALTY AND ORGANIC SOY AND CORN BUSINESS

Fourth Quarter Revenue Growth of 9.6%

Net Proceeds from Sale of $64 million, Increased Borrowing Capacity of $46 million

Announces CEO Transition

Toronto, February 26, 2019 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the fourth quarter ended December 29, 2018 as well as additional details regarding the recently announced sale of its specialty and organic soy and corn business. In a separate news release issued today, SunOpta also announced the termination of David J. Colo as President and CEO. Director Katrina L. Houde has been appointed interim CEO.

“The sale of our specialty and organic soy and corn business is consistent with our portfolio optimization strategy designed to simplify the business, invest where structural advantages exist, and exit businesses or product lines where the company is not effectively positioned to drive long-term profitable growth. We are pleased with the overall valuation of the transaction, which is a testament to the exceptional specialty, non-GMO and organic food and feed business we have built over the last 20 years. This decision allows us to reduce debt and redeploy capital to further enhance our growing consumer products and international organic sourcing platforms," said Kathy Houde, Interim Chief Executive Officer. “We accelerated revenue growth during the fourth quarter, with revenue increasing 9.6% and adjusted revenue increasing 16.0% over the fourth quarter of the prior year. We generated double-digit revenue growth in both our Consumer Products and Global Ingredient segments, reflecting the impacts of our enhanced go-to-market efforts in key product categories and strengthened customer relationships. Our sales opportunity pipeline remains robust and we are progressing on plan with capital investment projects to both expand capacity and improve margins in key areas of our portfolio. While we achieved our goal of delivering $20 million of productivity savings in 2018, these productivity gains were more than offset by decreased profitability in frozen fruit as we invested in food safety, quality, service and price to improve our positioning and key customer relationships. Fourth quarter profitability was additionally pressured by growth investments and costs associated with the launch of new SKUs across the Consumer Products segment. As a result, fourth quarter margins were not reflective of the earnings potential of our business. In 2019, our top priority is to maintain our top-line momentum while driving higher profitability through our fruit margin optimization plan.” All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2018 Highlights:

  Revenues of $320.5 million for the fourth quarter of 2018, compared to $292.4 million in the fourth quarter of 2017, an increase of 9.6%. Adjusted for changes in foreign exchange, commodity prices, and the discontinuation of flexible resealable pouch and nutrition bar products, revenues grew 16.0% during the fourth quarter.

  Loss attributable to common shareholders of $99.0 million or $1.13 per common share in the fourth quarter of 2018, compared to a loss attributable to common shareholders of $119.4 million or $1.38 per common share in the fourth quarter of 2017. The losses in the fourth quarter of 2018 and 2017 included non-cash goodwill impairment charges of $81.2 million and $115.0 million respectively associated with the healthy fruit platform.
  Adjusted loss¹ of $9.3 million or $0.11 per common share during the fourth quarter of 2018, compared to adjusted loss of $8.8 million or $0.10 per common share during the fourth quarter of 2017.
  Adjusted EBITDA¹ of $9.1 million or 2.8% of revenues for the fourth quarter of 2018, versus $9.4 million or 3.2% of revenues in the fourth quarter of 2017.
  Loss attributable to common shareholders, Adjusted loss¹ and Adjusted EBITDA¹ for the fourth quarter of 2018 included a timing-related, pre-tax gain of $0.3 million recognized in cost of goods sold, relating to the net impact of foreign exchange and commodity price movements in the quarter, on certain contracts within the European-based operations of the Global Ingredients segment, compared to a pre-tax gain of $0.8 million in the fourth quarter of 2017.

Sale of Specialty and Organic Soy and Corn Business

On February 22, 2019 the Company sold its specialty and organic soy and corn business to Pipeline Foods, LLC for $66.5 million, subject to certain post-closing adjustments. The soy and corn business formed part of the Company’s North American-based raw material sourcing and supply segment which is reported inside the Global Ingredients segment.

The sale of the soy and corn business was driven by the Company’s portfolio optimization strategy which is designed to simplify the business and exit product lines where the Company is not effectively positioned to drive long-term profitable growth. The decision to divest the soy and corn business should enable the Company to redeploy capital and human resources to further enhance the Company’s growing consumer products and international organic sourcing platforms. Originally acquired in 1999, the soy and corn business largely operated standalone on its own ERP system while leveraging central resources in certain functional areas.

In 2018, the soy and corn business contributed $104.4 million of external revenue, $8.3 million of gross profit (including $0.8 million of depreciation), and $6.8 million of earnings before income taxes. The sale of the soy and corn business is expected to simplify the Company’s operations, enabling cost reductions that extend beyond the employees and expenses that will transfer to the acquiror. As a result, the Company expects to rationalize an additional $3.0 million of SG&A expenses. Taking into consideration the contribution from the business sold, as well as rationalized SG&A, Adjusted EBITDA would have decreased by approximately $4.6 million, on a pro forma basis, if the transaction had occurred at the beginning of the 2018 fiscal year. Please refer to the discussion and table below under “Sale of Specialty and Organic Soy and Corn Business – Selected Financial Information”. As a result of available U.S. non-capital loss carryforwards, the transaction is expected to be tax efficient with net proceeds after fees, expenses, and taxes contributing approximately $64.0 million in cash. The net proceeds will initially be used to lower the drawn amount on the Company’s global credit facility, which is expected to provide additional incremental borrowing capacity of approximately $46 million under the global credit facility. Over time, the additional borrowing capacity is expected to be re-deployed to support future strategic investments. Taking into consideration the expected net proceeds and borrowing capacity generated by the sale, total debt as at December 29, 2018 would have been approximately $445.0 million and available capacity in our global asset-based credit facility would have been approximately $101.0 million, on a pro forma basis.

As part of the deal, SunOpta and Pipeline have entered into a multi-year supply agreement for certain organic and non-GMO ingredients used in SunOpta’s beverage and snacks portfolio.

Value Creation Plan Update

As part of SunOpta’s commitment to deliver long-term value to its shareholders, in early 2017 the Company launched its Value Creation Plan. The Company targeted implementation of $30 million of productivity-driven annualized enhancements to EBITDA in the first phase of the plan, implemented over 2017 and 2018. For 2017, these EBITDA benefits were offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. For 2018, these EBITDA benefits were offset by a decline in profitability in the frozen fruit platform as a result of sales price reductions and higher costs, both intended to improve competitive positioning through enhancements in sales, service and quality. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to continue to enhance food safety, quality and manufacturing efficiencies and capabilities.

SunOpta’s Value Creation Plan is built on four pillars which provide the framework for all of our efforts to improve operational performance and drive long-term sustainable growth and shareholder value. The four pillars are Portfolio Optimization, Operational Excellence, Go-To-Market Effectiveness, and Process Sustainability. During the fourth quarter of 2018, the Company continued to make progress against each of these four pillars, and achieved the targeted productivity enhancements under the first phase of the plan. Progress during the fourth quarter included the advancement of several key expansion and enhanced capability projects in the Company’s beverage and ingredient platforms, continued momentum in improving food safety, quality, and employee safety scores across the Company’s manufacturing footprint, significant revenue growth as a result of commercializing numerous new and refreshed broth and frozen fruit products, and the implementation of a new demand planning system in support of the Company’s refined sales and operations planning capabilities.

Looking ahead to 2019, the Company will continue focusing its efforts to deliver sustained profitable growth across the four pillars of its Value Creation Plan. These pillars provide the framework that guides all of the Company’s enterprise-wide objectives. In 2019 the Company intends to intensify its focus in two key areas:

Operational Efficiency and Expansion

•	Continued execution of critical efficiency and expansion projects, including:
o

The Company’s fruit margin optimization plan, which includes the installation and commissioning of new automation and quality improvement equipment in the Company’s California fruit facilities ahead of the 2019 and 2020 strawberry pack seasons, and construction of a new third-party owned public cold storage facility adjacent to the Company’s Santa Maria facility, all designed to drive margin improvement over the 2019 and 2020 crop seasons through lower labor and conversion costs, improved yield, and lower overall storage and freight costs.

o	The addition of new filling and processing capacity and capabilities at the Company’s Allentown beverage facility by the third quarter of 2019
o	The opening of a new organic avocado oil facility located in Ethiopia during the second half of 2019
•

Through the SunOpta 360 continuous improvement initiative, in 2019 the Company is targeting $10 million of in-year productivity-driven margin enhancement in the areas of manufacturing, purchasing and supply chain, with a significant portion of this target coming from the fruit margin optimization plan

Revenue Growth and Margin Accretive Innovation

  Relentless focus on food safety, quality, and service including continued enhancements to our sales and operations planning processes and capacity planning capabilities

  Continued growth across the Healthy Fruit, Beverage, and Snack consumer products categories, with a focus on bringing margin accretive innovation to market to increase the number of value-added products we offer to our customers, and targeting approximately 80% capacity utilization inside the aseptic network by the end of 2019, which includes new capacity expected to come online in the third quarter of 2019
  Targeted growth in our Global Ingredients segment, driving our mix of certified organic ingredients to represent over 80% of the sales in the portfolio, and achieving 85% capacity utilization in the recently expanded organic cocoa processing facility by the end of the 2019

Fourth Quarter 2018 Results

Revenues for the fourth quarter of 2018 were $320.5 million, an increase of 9.6% compared to $292.4 million in the fourth quarter of 2017. Excluding the impact on revenues for the fourth quarter of 2018 of changes in commodity-related pricing, foreign exchange rates and the impact of discontinued flexible resealable pouch and nutrition bar products, revenues in the fourth quarter of 2018 increased by 16.0% compared with the fourth quarter of 2017.

The Global Ingredients segment generated revenues from external customers of $139.9 million, an increase of 10.3% compared to $126.9 million in the fourth quarter of 2017. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the fourth quarter increased 15.5% . Excluding the effect of commodity prices and foreign exchange, sales of internationally-sourced organic ingredients grew 17.1% during the quarter, mainly driven by increased demand for cocoa, fruits, oils and coffee and sales of domestically-sourced ingredients grew 11.3% during the quarter, reflecting increased sales of organic feed, and specialty corn and soy, offset by continued soft market conditions for sunflower.

The Consumer Products segment generated revenues of $180.6 million during the fourth quarter of 2018, an increase of 9.1% compared to $165.5 million in the fourth quarter of 2017. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, Consumer Products revenue in the fourth quarter increased by 16.3% . The growth primarily reflects a 17.8% increase in the Healthy Beverage platform consisting of higher sales of aseptic non-dairy products and the expansion of broth products, combined with a 17.3% revenue increase in the Healthy Fruit platform due to distribution gains with key retail customers and timing of deliveries to a large food service customer.

Gross profit was $21.3 million for the quarter ended December 29, 2018, a decrease of $7.0 million compared to $28.3 million for the quarter ended December 30, 2017. Consumer Products accounted for $5.0 million of the decrease in gross profit, primarily as a result of strategic price reductions and unfavorable product mix for frozen fruit, combined with $3.1 million of inventory write-downs due in part to a change in expected use of aged stock, and $2.0 million of costs related to the commercialization of new beverage products. These factors were partially offset by increased sales volume and productivity-driven cost savings for aseptic beverages, and operational savings from the discontinuance of flexible resealable pouch and nutrition bar products. Global Ingredients accounted for $1.9 million of the decrease in gross profit, which was largely due to $0.7 million of start-up costs associated with new roasting equipment and second organic cocoa processing line, a $0.5 million net reduction in commodity and foreign exchange gains related to organic cocoa hedging activities and marked-to-market measurements on certain contracts within the European-based operations of the international organic ingredient platform, and decreased pricing spreads and higher storage costs for certain internationally sourced organic ingredients.

As a percentage of revenues, gross profit for the quarter ended December 29, 2018 was 6.6% compared to 9.7% for the quarter ended December 30, 2017, a decrease of 3.1% . The gross profit percentage for the fourth quarter of 2018 would have been approximately 8.5%, excluding $3.1 million of inventory write-downs in frozen fruit, $2.0 million of costs related to the commercialization of new beverage products, and start-up costs of $0.7 million inside the Global Ingredients segment. The gross margin percentage for the fourth quarter of 2017 would have been approximately 10.1%, excluding the impact of $1.3 million in inventory write-downs and facility closure costs associated with the exit from the flexible resealable pouch and nutrition bar operations.

Segment operating loss¹ was $6.9 million, or 2.2% of revenues in the fourth quarter of 2018, compared to $3.9 million, or 1.3% of revenues in the fourth quarter of 2017. The increase in operating loss year-over-year was primarily attributable to $7.0 million lower gross profit, partially offset by a $2.3 million reduction in SG&A due to a reduction in consulting and employee related costs, as well as a $1.6 million decrease in foreign exchange losses. Operating loss would have been $0.9 million, or 0.3% of revenues, excluding the same items impacting gross margin as well as $0.4 million of SG&A costs associated with new product commercialization and a $0.2 million gain from the reversal of previously recognized stock-based compensation for cancelled performance share units. Operating loss would have been $1.1 million in the fourth quarter of 2017 excluding the item impacting gross margin as well as $2.1 million of SG&A costs associated with consulting fees, temporary labor, recruitment, relocation and retention costs all related to the Value Creation Plan and a $0.5 million gain from the reversal of previously recognized stock-based compensation for cancelled performance share units.

Adjusted EBITDA¹ was $9.1 million or 2.8% of revenues in the fourth quarter of 2018, compared to $9.4 million or 3.2% of revenues in the fourth quarter of 2017. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the quarter ended December 29, 2018 was $9.1 million, compared with $10.1 million for the quarter ended December 30, 2017.

During the fourth quarter of 2018, the Company recognized a non-cash goodwill impairment charge of $81.2 million to write-off the remaining goodwill balance related to the healthy fruit platform, compared to a $115.0 million non-cash goodwill impairment charge recognized in the fourth quarter of 2017, as a result of lower than expected sales and operating performance in frozen fruit.

The Company reported a loss attributable to common shareholders for the fourth quarter of 2018 of $99.0 million, or $1.13 per common share, compared to $119.4 million, or $1.38 per common share during the fourth quarter of 2017. Adjusted loss¹ in the fourth quarter of 2018 was $9.3 million or $0.11 per common share, compared to $8.8 million or $0.10 per common share in the fourth quarter of 2017. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Balance Sheet and Cash Flow

At December 29, 2018, SunOpta’s balance sheet reflected total assets of $896.7 million and total debt of $509.2 million. During the fourth quarter of 2018, cash provided by operating activities was $5.1 million, compared to $48.9 million during the fourth quarter of 2017. The $43.8 million decrease in cash provided by operating activities reflects an increase in accounts receivable as a result of higher sales, higher inventory levels, primarily of organic ingredients to support expected 2019 sales volume and a decrease in operating performance. Cash used in investing activities during the fourth quarter of 2018 was $6.7 million, compared to $16.8 million in the prior year period. The decrease in cash used reflected a lower net level of capital expenditures as the fourth quarter 2017 spend included cash used to buyout leases associated with exited lines of business.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Tuesday, February 26, 2019, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements
Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated benefits of the Company’s Value Creation Plan, including the estimated amount and timing of EBITDA enhancements; the Company’s intention to exit businesses or product lines where it is not effectively positioned; the expected increased capacity resulting from the Company’s aseptic capacity expansion plan and the associated cost and timing; the expected completion date of commissioning and increased capacity from the Company’s new roasting equipment at Crookston, MN; proposed construction of new cold storage facility at Santa Maria, CA; improved revenue growth and profitability as a result of the Company’s customer and product mix optimization efforts; expected enhancements resulting from and timing of implementation of the Company’s new demand planning system; and the Company’s ability to rationalize certain expenses and enhance its focus on growing its consumer products and international organic sourcing platforms following the sale of its soy and corn business. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “expect”, “will”. "continue", “believe”, “targeting”, “anticipates”, "should", "would", "plans", "becoming", "estimated", "intend", "confident", "can", "may", "project", "potential", "intention", "might", "predict", “budget”, “forecast” or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company’s planned expansion initiatives, portfolio optimization and productivity efforts, the Company’s expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company’s capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company’s credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com
Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 29, 2018 and December 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Year ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
	$	$	$	$

Revenues	320,521	292,395	1,260,852	1,279,593

Cost of goods sold	299,209	264,124	1,137,382	1,134,506

Gross profit	21,312	28,271	123,470	145,087

Selling, general and administrative expenses	25,792	28,094	108,248	127,507
Intangible asset amortization	2,745	2,766	11,038	11,195
Other expense, net	1,508	11,638	2,825	23,660
Goodwill impairment	81,222	115,000	81,222	115,000
Foreign exchange loss (gain)	(331)	1,268	252	5,618

Loss before the following	(89,624)	(130,495)	(80,115)	(137,893)

Interest expense, net	8,920	8,684	34,406	32,504

Loss before income taxes	(98,544)	(139,179)	(114,521)	(170,397)

Recovery of income taxes	(1,525)	(21,780)	(5,378)	(35,829)

Net loss	(97,019)	(117,399)	(109,143)	(134,568)

Earnings attributable to non-controlling interests	43	88	62	752

Loss attributable to SunOpta Inc.	(97,062)	(117,487)	(109,205)	(135,320)

Dividends and accretion on Series A Preferred Stock	(1,987)	(1,961)	(7,909)	(7,809)

Loss attributable to common shareholders	(99,049)	(119,448)	(117,114)	(143,129)

Basic and diluted loss per share	(1.13)	(1.38)	(1.34)	(1.66)

Weighted-average common shares outstanding (000s)
Basic	87,351	86,724	87,082	86,355
Diluted	87,351	86,724	87,082	86,355

SunOpta Inc.
Consolidated Balance Sheets
As at December 29, 2018 and December 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	December 29, 2018	December 30, 2017
	$	$

ASSETS
Current assets
Cash and cash equivalents	3,280	3,228
Accounts receivable	132,131	125,152
Inventories	361,957	354,978
Prepaid expenses and other current assets	29,024	33,213
Income taxes recoverable	7,029	12,006
Total current assets	533,421	528,577

Property, plant and equipment	171,032	163,624
Goodwill	27,959	109,533
Intangible assets	160,975	172,059
Deferred income taxes	182	363
Other assets	3,169	8,017

Total assets	896,738	982,173

LIABILITIES
Current liabilities
Bank indebtedness	280,334	234,090
Accounts payable and accrued liabilities	155,371	161,364
Customer and other deposits	1,445	4,901
Income taxes payable	2,208	1,351
Other current liabilities	862	818
Current portion of long-term debt	1,840	2,228
Current portion of long-term liabilities	4,286	5,300
Total current liabilities	446,346	410,052

Long-term debt	227,023	225,805
Long-term liabilities	2,079	8,352
Deferred income taxes	8,149	15,850
Total liabilities	683,597	660,059

Series A Preferred Stock	81,302	80,193

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	314,357	308,899
Additional paid-in capital	31,796	28,006
Accumulated deficit	(206,151)	(89,291)
Accumulated other comprehensive loss	(9,667)	(7,268)
	130,335	240,346
Non-controlling interests	1,504	1,575
Total equity	131,839	241,921

Total equity and liabilities	896,738	982,173

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 29, 2018 and December 30, 2017
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(97,019)	(117,399)	(109,143)	(134,568)
Items not affecting cash:
Depreciation and amortization	8,287	8,223	32,788	32,824
Amortization of debt issuance costs	730	1,074	2,536	2,825
Deferred income taxes	(3,533)	(14,559)	(7,390)	(27,899)
Stock-based compensation	1,544	1,576	7,939	5,709
Unrealized loss (gain) on derivative contracts	(402)	(156)	465	(631)
Fair value of contingent consideration	(287)	84	(2,635)	371
Impairment of long-lived assets	-	10,003	409	18,193
Goodwill impairment	81,222	115,000	81,222	115,000
Reserve for notes receivable	2,232	-	2,232	-
Other	(86)	55	(197)	9
Changes in non-cash working capital	12,404	44,949	(19,367)	19,630
Net cash flows from operating activities	5,092	48,850	(11,141)	31,463
Investing activities
Purchases of property, plant and equipment	(6,682)	(18,445)	(31,603)	(41,139)
Proceeds from sale of assets	-	1,609	1,437	2,385
Payments received on note from sale of business	-	268	1,236	307
Acquisition of non-controlling interests	-	-	-	(1,737)
Other	-	(268)	159	62
Net cash flows from investing activities	(6,682)	(16,836)	(28,771)	(40,122)
Financing activities
Increase (decrease) under line of credit facilities	2,797	(26,401)	50,275	22,170
Borrowings under long-term debt	2,029	4,759	2,029	5,176
Repayment of long-term debt	(316)	(8,279)	(1,810)	(9,959)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(6,800)	(6,691)
Proceeds from the exercise of stock options and employee
share purchases, net of withholding taxes paid	710	353	1,309	5,034
Payment of contingent consideration	-	-	(4,399)	(4,330)
Dividend paid by subsidiary to non-controlling interest	(278)	-	(278)	-
Payment of debt issuance costs	-	(236)	-	(442)
Other	(203)	(100)	(292)	(390)
Net cash flows from financing activities	3,039	(31,604)	40,034	10,568
Foreign exchange gain (loss) on cash held in a foreign currency	(26)	(37)	(70)	68

Increase in cash and cash equivalents in the period	1,423	373	52	1,977

Cash and cash equivalents - beginning of the period	1,857	2,855	3,228	1,251

Cash and cash equivalents - end of the period	3,280	3,228	3,280	3,228

SunOpta Inc.
Segmented Information
For the quarters and years ended December 29, 2018 and December 30, 2017
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	139,942	126,906	559,712	536,928
Consumer Products	180,579	165,489	701,140	742,665
Total segment revenues from external customers	320,521	292,395	1,260,852	1,279,593

Segment gross profit:
Global Ingredients	12,694	14,638	55,270	65,663
Consumer Products	8,618	13,633	68,200	79,424
Total segment gross profit	21,312	28,271	123,470	145,087

Segment operating income (loss):
Global Ingredients	5,059	2,972	16,430	19,932
Consumer Products	(10,159)	(4,200)	1,238	11,924
Corporate Services	(1,794)	(2,629)	(13,736)	(31,089)
Total segment operating income	(6,894)	(3,857)	3,932	767

Segment gross profit percentage:
Global Ingredients	9.1%	11.5%	9.9%	12.2%
Consumer Products	4.8%	8.2%	9.7%	10.7%
Total segment gross profit percentage	6.6%	9.7%	9.8%	11.3%

Segment operating income percentage:
Global Ingredients	3.6%	2.3%	2.9%	3.7%
Consumer Products	-5.6%	-2.5%	0.2%	1.6%
Total segment operating income	-2.2%	-1.3%	0.3%	0.1%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings/loss and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings/loss and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, due to the exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of these operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has exited and the effect of those operations on its financial performance.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarters ended	$	$	$	$	$	$
December 29, 2018
Net loss	(97,367)		348		(97,019)
Less: earnings attributable to non-controlling interests	(43)		-		(43)
Less: dividends and accretion of Series A Preferred Stock	(1,987)		-		(1,987)
Loss from continuing operations attributable to common shareholders	(99,397)	(1.14)	348	-	(99,049)	(1.13)

Adjusted for:
Goodwill impairment(a)	81,222		-		81,222
Inventory write-downs(b)	3,101		-		3,101
New product commercialization costs(c)	2,369		-		2,369
Reserve for notes receivable(d)	2,232		-		2,232
Equipment start-up costs(e)	683		-		683
Other(f)	98		-		98
Costs related to Value Creation Plan(g)	-		(503)		(503)
Reversal of stock-based compensation(h)	(182)		-		(182)
Fair value adjustment on contingent consideration(i)	(321)		-		(321)
Net income tax effect(j)	961		131		1,092
Adjusted loss	(9,234)	(0.11)	(24)	-	(9,258)	(0.11)

December 30, 2017
Net loss	(110,403)		(6,996)		(117,399)
Less: earnings attributable to non-controlling interests	(88)		-		(88)
Less: dividends and accretion of Series A Preferred Stock	(1,961)		-		(1,961)
Loss from continuing operations attributable to common shareholders	(112,452)	(1.30)	(6,996)	(0.08)	(119,448)	(1.38)

Adjusted for:
Goodwill impairment(k)	115,000		-		115,000
Costs related to the Value Creation Plan(l)	4,139		10,546		14,685
Other(f)	276		-		276
Reversal of stock-based compensation(h)	(546)		-		(546)
Net income tax effect(j)	(5,772)		(4,113)		(9,885)
Change in unrecognized tax benefits(m)	(452)		-		(452)
Impact of change in enacted U.S. corporate tax rates(n)	(8,437)		-		(8,437)
Adjusted loss	(8,244)	(0.10)	(563)	(0.01)	(8,807)	(0.10)

(a)	Reflects the impairment of the remaining goodwill balance associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(b)

Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(c)

Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.0 million) and SG&A expenses ($0.4 million).

(d)	Reflects a bad debt reserve for notes receivable associated with a previously sold business, which was recorded in other expense.
(e)	Reflects mainly costs related to the start-up of new roasting equipment, as well as a second cocoa processing line, which were recorded in cost of goods sold.
(f)

Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter, which were recorded in other expense/income.

(g)	Reflects sublease rental related to vacated nutritional bar facility, which was recorded in other income.
(h)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(i)

Reflects a fair value adjustment to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(j)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2018 (2017 – 30%) on adjusted earnings before tax.
(k)	Reflects the partial impairment of goodwill associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(l)

Reflects inventory write-downs and facility closure costs of $1.3 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $2.1 million recorded in SG&A and asset impairment charges and employee termination costs of $11.4 million recorded in other expense.

(m)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.
(n)	Reflects the remeasurement of deferred tax balances to reflect new U.S. corporate tax rates enacted in December 2017.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the years ended	$	$	$	$	$	$
December 29, 2018
Net loss	(108,758)		(385)		(109,143)
Less: earnings attributable to non-controlling interests	(62)		-		(62)
Less: dividends and accretion of Series A Preferred Stock	(7,909)		-		(7,909)
Loss from continuing operations attributable to common shareholders	(116,729)	(1.34)	(385)	-	(117,114)	(1.34)

Adjusted for:
Goodwill impairment(a)	81,222		-		81,222
Inventory write-downs(b)	3,101		-		3,101
Equipment start-up costs(c)	2,913		-		2,913
New product commercialization costs(d)	2,729		-		2,729
Costs related to Value Creation Plan(e)	1,696		678		2,374
Reserve for notes receivable(f)	2,232		-		2,232
Product withdrawal and recall costs(g)	1,456		-		1,456
Other(h)	296		-		296
Fair value adjustment on contingent consideration(i)	(2,821)		-		(2,821)
Recovery of product withdrawal costs(j)	(1,200)		-		(1,200)
Reversal of stock-based compensation(k)	(182)		-		(182)
Net income tax effect(l)	681		(176)		505
Adjusted earnings (loss)	(24,606)	(0.28)	117	-	(24,489)	(0.28)

December 30, 2017
Net loss	(119,707)		(14,861)		(134,568)
Less: earnings attributable to non-controlling interests	(752)		-		(752)
Less: dividends and accretion of Series A Preferred Stock	(7,809)		-		(7,809)
Loss from continuing operations attributable to common shareholders	(128,268)	(1.49)	(14,861)	(0.17)	(143,129)	(1.66)

Adjusted for:
Goodwill impairment(m)	115,000		-		115,000
Costs related to the Value Creation Plan(n)	32,160		17,752		49,912
Product withdrawal and recall costs(o)	1,142		-		1,142
Recovery of legal settlement(p)	(1,024)		-		(1,024)
Reversal of stock-based compensation(k)	(546)		-		(546)
Other(h)	442		-		442
Net income tax effect(l)	(18,332)		(6,923)		(25,255)
Change in unrecognized tax benefits(q)	(452)		-		(452)
Impact of change in enacted U.S. corporate tax rates(r)	(8,437)		-		(8,437)
Adjusted loss	(8,315)	(0.10)	(4,032)	(0.05)	(12,347)	(0.14)

(a)	Reflects the impairment of the remaining goodwill balance associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(b)

Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(c)	Reflects mainly costs related to the start-up of new roasting equipment, as well as a second cocoa processing line, which were recorded in cost of goods sold.
(d)

Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.3 million) and SG&A expenses ($0.4 million).

(e)

Reflects the write-down of inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $1.7 million recorded in other expense, all related to the Value Creation Plan.

(f)	Reflects a bad debt reserve for notes receivable associated with a previously sold business, which was recorded in other expense.
(g)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(h)

Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter, which were recorded in other expense/income.

(i)

Reflects a fair value adjustment to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(j)

Reflects the recovery from a third-party supplier of $1.2 million of costs incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(k)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(l)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2018 (2017 – 30%) on adjusted earnings before tax.
(m)	Reflects the partial impairment of goodwill associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(n)

Reflects inventory write-downs and facility closure costs of $3.2 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $22.9 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $23.8 million recorded in other expense.

(o)

Reflects costs related to the recall of certain sunflower kernel products, including a $0.7 million adjustment for the estimated lost gross profit in the first quarter of 2017 caused by the sunflower recall, which reflected a shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.4 million of product withdrawal costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.

(p)

Reflects a recovery on the early extinguishment of a rebate obligation that arose from the prior settlement in 2016 of a flexible resealable pouch product recall dispute with a customer, which was recorded in other income.

(q)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.
(r)	Reflects the remeasurement of deferred tax balances to reflect new U.S. corporate tax rates enacted in December 2017.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has exited and the effect of those operations on its financial performance.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarters ended	$	$	$
December 29, 2018
Net loss	(97,367)	348	(97,019)
Recovery of income taxes	(1,647)	122	(1,525)
Interest expense, net	8,920	-	8,920
Other expense, net	2,011	(503)	1,508
Goodwill impairment	81,222	-	81,222
Total segment operating loss	(6,861)	(33)	(6,894)
Depreciation and amortization	8,287	-	8,287
Stock-based compensation	1,544	-	1,544
Inventory write-downs(a)	3,101	-	3,101
New product commercialization costs(b)	2,369	-	2,369
Equipment start-up costs(c)	683	-	683
Adjusted EBITDA	9,123	(33)	9,090

December 30, 2017
Net loss	(110,403)	(6,996)	(117,399)
Recovery of income taxes	(17,307)	(4,473)	(21,780)
Interest expense, net	8,684	-	8,684
Other expense, net	2,744	8,894	11,638
Goodwill impairment	115,000	-	115,000
Total segment operating loss	(1,282)	(2,575)	(3,857)
Depreciation and amortization	8,043	180	8,223
Stock-based compensation(d)	1,695	-	1,695
Costs related to Value Creation Plan(e)	1,671	1,652	3,323
Adjusted EBITDA	10,127	(743)	9,384

(a)

Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(b)

Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.0 million) and SG&A expenses ($0.4 million).

(c)	Reflects mainly costs related to the start-up of new roasting equipment, as well as a second cocoa processing line, which were recorded in cost of goods sold.
(d)

Reflects stock-based compensation of $1.7 million was recorded in SG&A expenses, and the reversal of $0.1 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense.

(e)

Reflects inventory write-downs and facility closure costs of $1.3 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $2.1 million recorded in SG&A expenses.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the years ended	$	$	$
December 29, 2018
Net loss	(108,758)	(385)	(109,143)
Recovery of income taxes	(5,243)	(135)	(5,378)
Interest expense, net	34,406	-	34,406
Other expense, net	2,147	678	2,825
Goodwill impairment	81,222	-	81,222
Total segment operating income	3,774	158	3,932
Depreciation and amortization	32,788	-	32,788
Stock-based compensation	7,939	-	7,939
Inventory write-downs(a)	3,101	-	3,101
Equipment start-up costs(b)	2,913	-	2,913
New product commercialization costs(c)	2,729	-	2,729
Costs related to Value Creation Plan(d)	713	-	713
Recovery of product withdrawal costs(e)	(1,200)	-	(1,200)
Adjusted EBITDA	52,757	158	52,915

December 30, 2017
Net loss	(119,707)	(14,861)	(134,568)
Recovery of income taxes	(26,328)	(9,501)	(35,829)
Interest expense, net	32,504	-	32,504
Other expense, net	8,847	14,813	23,660
Goodwill impairment	115,000	-	115,000
Total segment operating income (loss)	10,316	(9,549)	767
Depreciation and amortization	31,994	830	32,824
Stock-based compensation(f)	6,395	-	6,395
Costs related to Value Creation Plan(d)	23,144	2,939	26,083
Product withdrawal and recall costs(g)	729	-	729
Adjusted EBITDA	72,578	(5,780)	66,798

(a)

Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(b)	Reflects mainly costs related to the start-up of new roasting equipment, as well as a second cocoa processing line, which were recorded in cost of goods sold.
(c)

Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.3 million) and SG&A expenses ($0.4 million).

(d)

For 2018, reflects the write-down of inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses. For 2017, reflects inventory write-downs and facility closure costs of $3.2 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $22.9 million recorded in SG&A expenses.

(e)

Reflects the recovery from a third-party supplier of $1.2 million of costs incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

(f)

For 2017, stock-based compensation of $6.4 million was recorded in SG&A expenses, and the reversal of $0.7 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense.

(g)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million.

Sale of Specialty and Organic Soy and Corn Business - Selected Financial Information

The following table presents by quarter and for the full year of fiscal 2018, a summary of the results of operations of the soy and corn business, consisting of revenues, gross profit, segment operating income and earnings before income taxes. These results exclude management fees charged to the soy and corn business by Corporate Services. The following table also presents a reconciliation of adjusted EBITDA in connection with this transaction from earnings before income taxes of the soy and corn business, which we consider in this case to be the most directly comparable U.S. GAAP financial measure.

				Quarter ended	Year ended
	March 31,	June 30,	September 29,	December 29,	December 29,
	2018	2018	2018	2018	2018
	$	$	$	$	$
Revenues	21,399	29,543	27,002	26,483	104,427
Gross profit	2,658	2,778	1,251	1,623	8,310
Segment operating income	2,275	2,395	868	1,239	6,777
Earnings before income taxes	2,292	2,422	817	1,252	6,783
Depreciation	213	217	212	205	847
Interest income	(15)	(27)	(39)	(16)	(97)
Other expense (income)	(2)	-	91	2	91
Less costs and expenses to be rationalized	(995)	(901)	(652)	(490)	(3,038)
Adjusted EBITDA	1,493	1,711	429	953	4,586

Segment operating income and adjusted EBITDA are a non-GAAP measures. See discussion above under the heading “Segment Operating Income/Loss and Adjusted EBITDA” on the use of these non-GAAP measures.